EXHIBIT 99.1

FOR IMMEDIATE RELEASE
June 7, 2021
    For further information contact:
    Investor Relations
    PR@citizensinc.com

CITIZENS SHAREHOLDERS APPROVE SAY-ON-PAY

AUSTIN, TX – June 7, 2021 -- Citizens, Inc. (NYSE: CIA) announced that its shareholders approved the Company’s say-on-pay proposal for the first time in three years. The Company has taken steps to enhance its executive compensation program, demonstrating its continued commitment to adopt market best practices and align company goals with shareholder expectations. Based on continued shareholder feedback, the Company has expanded its pay-for-performance compensation program from the executive officers down through the department director level. This year’s program centers around four business goals:

•First-year sales goals for each of the Company’s three markets
•Policy retention goals
•Execution milestones on the 5-quarter business roadmap
•Financial targets to deliver net earnings improvements

J.D. “Chip” Davis, Jr., Chairman of the Board, said, “We are pleased that 76% of our voting shareowners voted in favor of our compensation program. The board is committed to continuing to enhance our “pay-for-performance” philosophy adopting best practices to ensure that executive compensation aligns with shareholder expectations.”

Gerald W. Shields, Vice-Chairman of the Board and interim CEO, said, “We are all incredibly excited to have clear business goals aligned with compensation across the management team. Putting the last few years behind us, we are energized to execute our growth strategy and strengthen our performance in the market while increasing shareholder value.”

About Citizens, Inc.

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. Dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and final expense and limited liability property product sales in the U.S.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate”, “intends,” “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the periodic reports the Company files with the Securities and Exchange Commission, particularly its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and its quarterly reports on Form 10-Q, for “Risk Factors” and other meaningful cautionary language disclosing why actual results may vary materially from those expected or implied by the forward-looking statements. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. Accordingly, you should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.